AMENDMENTS TO THE
             FOURTH AMENDED AND RESTATED BYLAWS OF
              AMERICAN INDUSTRIAL PROPERTIES REIT

      The following amendments to the Fourth Amended and Restated
Bylaws  (the  "Fourth Bylaws") of American Industrial  Properties
REIT were unanimously adopted by the Trust Managers effective as of December 19, 1996:

Amendment No. 1:

      Article XIII of the Fourth Bylaws is deleted in its entirety.

Amendment No. 2:

      The first sentence of Section 3.3 of the Fourth Bylaws is deleted and replace by the following sentence:

                The Trust Manager nominees who have not been previously elected as Trust Managers by the shareholders of the Trust shall be elected at the annual meeting of the shareholders (except as provided in Section 3.6) by the affirmative vote of the holders of a majority of the outstanding shares of the Trust.

Amendment No. 3:

      The third sentence of Section 3.6 of the Fourth Bylaws is deleted and replace by the following sentence:

                Vacancies may be filled either by a majority of the remaining Trust Managers, though less than a quorum, or by vote of the holders of at least a majority of the outstanding shares at an annual or special meeting of the shareholders.

Amendment No. 4:

      The first sentence of Section 3.8 of the Fourth Bylaws is deleted and replaced by the following sentence:

                Trust Managers shall receive compensation for their services to the Trust as may be determined from time to time by the Trust Managers; provided, however, that the cash compensation of the Trust Managers shall not be increased by more than 20% over the prior year without the approval of the holders of a majority of the shares cast at the annual meeting of shareholders of the Trust.


Amendment No. 5:

      The following provision is added to Article X of the Fourth
Bylaws:

                 10.11 Independent Committee. If the Trust receives an offer to purchase all or substantially all of the assets of the Trust, or if the Trust receives a proposal for a merger transaction in which the Trust will not be the surviving entity, the Trust Managers shall create a committee consisting entirely of Independent Trust Managers (as defined in the Declaration of Trust) who shall, consistent with their fiduciary duties, review any such offer and make a recommendation to all of the Trust Managers.

Amendment No. 6:

      The  following  sentence is added as the last  sentence  of
Section 7.6 of the Fourth Bylaws:

                When making a determination of whether to declare a dividend, the Trust Managers shall make the determination consistent with their fiduciary duties as Trust Managers.

Amendment No. 7:

      The second sentence of Article XI of the Fourth Bylaws is deleted and replaced by the following sentence:

                Such  action shall be taken (i) with  respect  to
Section  2.5, Section 3.4, Article IX or clauses (i) or (iii)  of
Article XI, by a majority of the Trust Managers or by the affirmative vote of the holders of two-thirds (2/3) of the Trust's outstanding shares, (ii) with respect to Sections 3.3, 3.6, 3.8, 7.6, 10.11 or clause (ii) of Article XI, by the affirmative vote of the holders of a majority of the Trust's outstanding shares, or (iii) with respect to all other bylaws, by a majority of the Trust Managers or the affirmative vote of the holders of a majority of the Trust's outstanding shares.